AVIS BUDGET GROUP REPORTS SECOND QUARTER 2015 RESULTS

•	Revenue was $2.2 billion and grew 5% in constant currency.

•	Adjusted EBITDA increased 7% to $227 million.

•	Diluted earnings per share increased 24%, to $0.84, excluding certain items, on GAAP net income of $143 million.

•	Company authorizes additional $250 million of future share repurchases.

•	Company narrows its full-year earnings estimates and continues to expect 2015 to be a record year.

PARSIPPANY, N.J., August 3, 2015 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its second quarter ended June 30, 2015. For the quarter, the Company reported revenue of $2.2 billion, and Adjusted EBITDA increased 7% to $227 million. The Company reported net income of $90 million, or $0.84 per share, an increase of 24%, excluding certain items. The Company reported GAAP net income of $143 million, or $1.34 per share, including the recognition of a significant income tax benefit.

“Our second quarter results reflect organic volume growth partially offset by lower pricing, contributions from the tuck-in acquisitions we’ve completed in the past twelve months, and continued margin improvement,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Our year-over-year pricing comparisons in the Americas improved as the second quarter progressed. We expect pricing trends to strengthen in the second half of the year while fleet costs remain manageable, enabling 2015 to be another year of record earnings for us.”

Avis Budget Group also announced that its Board of Directors has increased the Company’s share repurchase authorization by $250 million, which gives the Company $420 million of available repurchase authorization from July 1 going forward.

“We are confident in our ability to continue to generate substantial free cash flow, and we believe that purchasing our own stock represents an attractive way for us to deploy a significant portion of that cash flow, for the benefit of our shareholders,” Mr. Nelson said. “Barring a significant acquisition, we now expect that share repurchases will exceed $300 million this year.”

Executive Summary
Revenue declined 1% in second quarter 2015 compared to second quarter 2014 primarily due to a 3% increase in rental days in the Americas being offset by an approximately $122 million (6%) negative impact from movements in currency exchange rates. Second quarter Adjusted EBITDA increased 7% to $227 million. Results benefited from increased rental volumes and lower per-unit fleet costs, partially offset by a $19 million negative impact on Adjusted EBITDA from currency movements. Second quarter Adjusted EBITDA increased 15% in constant currency.

Business Segment Discussion
The following discussion of second quarter operating results focuses on revenue and Adjusted EBITDA for each of our segments. Revenue and Adjusted EBITDA are expressed in millions.

Americas

	2015	2014	% change
Revenue	$1,556	$1,542	1%
Adjusted EBITDA	$178	$172	3%

Revenue increased 1% primarily due to a 3% increase in volume and a 3% increase in ancillary revenue per rental day. Pricing declined 1% in constant currency and 2% on a reported basis. Adjusted EBITDA increased 3% as increased rental volumes and improved fleet utilization were partially offset by lower pricing.

International

	2015	2014	% change
Revenue	$617	$652	(5%)
Adjusted EBITDA	$61	$55	11%

Revenue declined 5% primarily due to a $110 million (17%) negative impact from movements in currency exchange rates compared to the prior year. Rental days increased 18%, and total revenue per rental day declined 4% in constant currency (comprised of a 3% increase in ancillary revenue per day and a 5% decline in pricing). Excluding the acquisition of Maggiore in April, rental days increased 9%, and total revenue per rental day declined 2% in constant currency. Adjusted EBITDA increased 11% due to increased volumes and lower per-unit fleet costs, partially offset by a $17 million negative impact from currency movements. Adjusted EBITDA increased 42% in constant currency.

Other Items

•
Acquisitions - In April, the Company completed its acquisition of Maggiore Group, Italy’s fourth-largest vehicle rental business. The net purchase price of approximately $160 million was funded with incremental corporate borrowings and available cash.

In April, the Company increased its ownership of its Avis and Budget licensee in Brazil from 50% to 100%, by purchasing equity and debt interests in the business and subsequently settling certain debt obligations for approximately $55 million in aggregate.

•
Share Repurchases - The Company repurchased approximately 1.7 million shares of its common stock at a cost of $85 million in the second quarter. As of June 30, 2015, the Company has repurchased a total of 9.4 million shares at a cost of approximately $466 million since initiating its share repurchase program in August 2013.

•
Debt Refinancing - In April, the Company expanded and extended its European rental fleet securitization program to €1 billion, giving the Company’s subsidiaries in France, Germany, Italy and Spain increased capacity to finance their fleet purchases at more attractive terms.

In May, the Company’s Avis Budget Rental Car Funding subsidiary issued approximately $550 million of five-year vehicle-backed notes with a weighted-average interest rate of 2.84%. The proceeds from the borrowing will be used to repay maturing vehicle-backed debt and to purchase cars in the United States.

•
Income Tax Benefit - The Company recorded an income tax benefit of $98 million in the second quarter for the favorable resolution of a matter principally related to its 2007 federal income tax return. This resolution generated $25 million of cash flow in the second quarter; the remainder of the income tax benefit will reduce cash tax payments in later years. This income tax benefit is excluded from the Company’s calculation of net income excluding certain items.

Outlook
The Company today narrowed its full-year 2015 expectations. The Company now expects:

•
Full-year 2015 revenue will be $8.6 to $8.7 billion, a 1% to 3% increase compared to 2014. In the Company’s Americas segment, rental days are expected to increase 4% to 5%, and pricing is expected to be largely unchanged in constant currency. Movements in currency exchange rates are negatively impacting revenue growth by approximately five points.

•	Adjusted EBITDA will increase 3% to 8%, to approximately $900 million to $950 million, including an approximately $40 million negative impact from movements in currency exchange rates.

•
Per-unit fleet costs in the Americas segment will be approximately $300 to $310 per month in 2015, compared to $310 in 2014. Total Company per-unit fleet costs are expected to be $280 to $290 per month in 2015, compared to $305 in 2014, with the decrease attributable both to movements in currency exchange rates and to lower per-unit fleet costs throughout the Company’s operations.

•	Interest expense related to corporate debt will be approximately $200 million.

•	2015 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to acquisitions) will be approximately $165 million.

•	Pretax income will be approximately $535 million to $585 million, excluding certain items.

•
The Company’s effective tax rate in 2015 will be 37% to 38%, excluding certain items, and its diluted share count will be approximately 106 million, including the effect of repurchasing at least $300 million of stock in 2015.

Based on these expectations, the Company estimates that its 2015 diluted earnings per share, excluding certain items, will increase 6% to 17% compared to 2014, to $3.15 to $3.45. Such estimate includes a negative impact from currency exchange rates of approximately fifteen cents per share.

Investor Conference Call
Avis Budget Group will host a conference call to discuss second quarter results on August 4, 2015, at 8:30 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the participant passcode 2995545. Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on August 4 until 8:00 p.m. (ET) on August 18 at (402) 280-1650.

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 10,000 rental locations in approximately 175 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than 900,000 members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “forecast” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies, cost-saving initiatives and future share repurchases are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate acquired businesses, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost of new vehicles, manufacturer recalls and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles, which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including changes in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, governmental or regulatory inquiries or investigations involving the Company, changes to our share repurchase plans, risks related to acquisitions, and our ability to accurately estimate our future results and implement our strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2014, its Current Report on Form 8-K filed May 6, 2015 and its Quarterly Report on Form 10-Q for the period ended March 31, 2015 included under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes financial measures such as Adjusted EBITDA and free cash flow, as well as metrics that exclude certain items that are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1 and Table 5 of this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, free cash flow and income before income taxes, net income and diluted earnings per share, excluding certain items, are income before income taxes, net cash provided by operating activities, net income, net income and diluted earnings per share, respectively. Because of the forward-looking nature of the Company’s forecasted non-GAAP measures, specific quantifications of the amounts that would be required to reconcile forecasted income before income taxes, net cash provided by operating activities, net income and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Share Repurchase Program
Under the Company’s share repurchase program, the Company repurchases shares from time to time in open market transactions, and may also repurchase shares in accelerated stock buyback programs, tender offers, privately negotiated transactions or by other means. Repurchases may also be made under a Rule 10b5-1 plan. The timing and amount of repurchase transactions will be determined by the Company’s management based on its evaluation of market conditions, share price, legal requirements and other factors. The program may be suspended, modified or discontinued at any time without prior notice.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
Income Statement and Other Items
Net revenues	$2,173	$2,194	(1%)	$4,023	$4,056	(1%)
Adjusted EBITDA (non-GAAP)	227	213	7%	344	330	4%
Income before income taxes	82	48	71%	66	53	25%
Net income	143	26	*	134	30	*
Earnings per share - Diluted	1.34	0.24	*	1.25	0.28	*

Excluding Certain Items (non-GAAP) (A)
Income before income taxes	142	122	16%	168	148	14%
Net income	90	74	22%	109	93	17%
Earnings per share - Diluted	0.84	0.68	24%	1.01	0.84	20%

	As of
	June 30, 2015	December 31, 2014
Balance Sheet Items
Cash and cash equivalents	$529	$624
Vehicles, net	13,395	10,215
Debt under vehicle programs	11,086	8,116
Corporate debt	3,552	3,420
Stockholders’ equity	596	665

	Segment Results
		Three Months Ended June 30,			Six Months Ended June 30,
		2015	2014	% Change	2015	2014	% Change
	Net Revenues
	Americas	$1,556	$1,542	1%	$2,931	$2,872	2%
	International	617	652	(5%)	1,092	1,184	(8%)
	Corporate and Other	—	—	*	—	—	*
	Total Company	$2,173	$2,194	(1%)	$4,023	$4,056	(1%)

	Adjusted EBITDA (B)
	Americas	$178	$172	3%	$293	$287	2%
	International	61	55	11%	77	69	12%
	Corporate and Other	(12)	(14)	*	(26)	(26)	*
	Total Company	$227	$213	7%	$344	$330	4%

Reconciliation of Adjusted EBITDA to Pretax Income
	Total Company Adjusted EBITDA	$227	$213		$344	$330
Less:	Non-vehicle related depreciation and amortization	56	45		105	86
	Interest expense related to corporate debt, net:
	Interest expense	45	55		97	111
	Early extinguishment of debt	23	56		23	56
	Transaction-related costs	18	8		49	16
	Restructuring expense	3	1		4	8
	Income before income taxes	$82	$48	71%	$66	$53	25%

_______
*	Not meaningful.
(A)
During the three and six months ended June 30, 2015, we recorded certain items in our operating results of $60 million and $102 million ($45 million and $73 million, net of tax), respectively, and a $98 million income tax benefit related to the resolution of a prior-year tax matter. For the three months ended June 30, 2015, these items consisted of $23 million ($14 million net of tax) for early extinguishment of corporate debt, $18 million ($18 million, net of tax) for transaction-related costs driven by the acquisition of the remaining 50% equity interest in our Brazilian licensee, $16 million ($10 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions and $3 million ($3 million, net of tax) in restructuring expense. For the six months ended June 30, 2015, these items consisted of $49 million ($39 million, net of tax) for transaction-related costs driven by a non-cash charge recognized in connection with the acquisition of the Avis and Budget license rights for Norway, Sweden and Denmark and costs associated with the acquisition of the remaining 50% equity interest in our Brazilian licensee, $26 million ($17 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions, $23 million ($14 million, net of tax) for early extinguishment of corporate debt and $4 million ($3 million, net of tax) in restructuring expense.
During the three and six months ended June 30, 2014, we recorded certain items in our operating results of $74 million and $95 million ($48 million and $63 million, net of tax), respectively. For the three months ended June 30, 2014, these items consisted of $56 million ($34 million, net of tax) for early extinguishment of corporate debt, $9 million ($5 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions, $8 million ($8 million, net of tax) for acquisition- and integration-related expenses and $1 million ($1 million, net of tax) in restructuring expense. For the six months ended June 30, 2014, these items consisted of $56 million ($34 million, net of tax) for early extinguishment of corporate debt, $16 million ($14 million, net of tax) for acquisition- and integration-related expenses, $15 million ($10 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions and $8 million ($5 million, net of tax) in restructuring expense.

(B)
See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $16 million and $12 million in second quarter 2015 and 2014, respectively, and $29 million and $24 million in the six months ended June 30, 2015 and 2014, respectively.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Vehicle rental	$1,533	$1,553	$2,852	$2,882
Other	640	641	1,171	1,174
Net revenues	2,173	2,194	4,023	4,056

Expenses
Operating	1,092	1,105	2,077	2,105
Vehicle depreciation and lease charges, net	498	517	930	950
Selling, general and administrative	281	287	529	535
Vehicle interest, net	75	72	143	136
Non-vehicle related depreciation and amortization	56	45	105	86
Interest expense related to corporate debt, net:
Interest expense	45	55	97	111
Early extinguishment of debt	23	56	23	56
Transaction-related costs	18	8	49	16
Restructuring expense	3	1	4	8
Total expenses	2,091	2,146	3,957	4,003

Income before income taxes	82	48	66	53
Provision for (benefit from) income taxes	(61)	22	(68)	23
Net income	$143	$26	$134	$30

Earnings per share
Basic	$1.36	$0.25	$1.27	$0.29
Diluted	$1.34	$0.24	$1.25	$0.28

Weighted average shares outstanding
Basic	105.5	105.1	105.8	105.8
Diluted	106.7	111.0	107.1	111.8

Table 3
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

		Three Months Ended June 30,			Six Months Ended June 30,
		2015	2014	% Change	2015	2014	% Change

Americas

	Rental Days (000’s)	25,823	25,036	3%	48,264	46,453	4%
	Time and Mileage Revenue per Day (A)	$39.71	$40.57	(2%)	$40.56	$41.09	(1%)
	Average Rental Fleet	404,415	395,706	2%	380,405	364,103	4%

International (B)

	Rental Days (000’s)	10,916	9,250	18%	18,730	16,716	12%
	Time and Mileage Revenue per Day (C)	$33.08	$42.06	(21%)	$34.10	$42.53	(20%)
	Average Rental Fleet	170,307	144,854	18%	147,390	132,225	11%

Total

	Rental Days (000’s)	36,739	34,286	7%	66,994	63,169	6%
	Time and Mileage Revenue per Day	$37.74	$40.97	(8%)	$38.75	$41.47	(7%)
	Average Rental Fleet	574,722	540,560	6%	527,795	496,328	6%
_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies. Amounts exclude U.S. truck rental and Zipcar transactions.

(A)	Excluding currency exchange effects, time and mileage revenue per day decreased 1 percentage point in the three and six months ended June 30, 2015.
(B)	Excluding the April 2015 acquisition of Maggiore, the results for International and Total Company would have been as follows:
		Three Months Ended June 30,			Six Months Ended June 30,
		2015	2014	% Change	2015	2014	% Change
	International (excluding Maggiore)

	Rental Days (000’s)	10,039	9,250	9%	17,853	16,716	7%
	Time and Mileage Revenue per Day *	$33.53	$42.06	(20%)	$34.40	$42.53	(19%)
	Average Rental Fleet	155,109	144,854	7%	139,791	132,225	6%

	Total (excluding Maggiore)

	Rental Days (000’s)	35,862	34,286	5%	66,117	63,169	5%
	Time and Mileage Revenue per Day	$37.98	$40.97	(7%)	$38.90	$41.47	(6%)
	Average Rental Fleet	559,524	540,560	4%	520,196	496,328	5%

	*Excluding currency exchange effects, time and mileage revenue per day decreased 4 percentage points in the three and six months ended June 30, 2015.
(C)	Excluding currency exchange effects, time and mileage revenue per day decreased 5 and 4 percentage points in the three and six months ended June 30, 2015, respectively.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Six Months Ended June 30, 2015
Operating Activities
Net cash provided by operating activities	$1,027

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(297)
Net cash used in investing activities of vehicle programs	(3,420)
Net cash used in investing activities	(3,717)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(39)
Net cash provided by financing activities of vehicle programs	2,654
Net cash provided by financing activities	2,615

Effect of changes in exchange rates on cash and cash equivalents	(20)
Net change in cash and cash equivalents	(95)
Cash and cash equivalents, beginning of period	624
Cash and cash equivalents, end of period	$529

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Six Months Ended June 30, 2015
Pretax income	$66
Add-back of non-vehicle related depreciation and amortization	105
Add-back of debt extinguishment costs	23
Add-back of transaction-related costs	49
Working capital and other	(141)
Capital expenditures	(81)
Tax payments, net of refunds	(4)
Vehicle programs and related (B)	194
Free Cash Flow	211

Acquisition and related payments, net of acquired cash (C)	(268)
Borrowings, net of debt repayments	109
Transaction-related payments	(8)
Repurchases of common stock	(114)
Financing costs, foreign exchange effects and other	(25)
Net change in cash and cash equivalents (per above)	$(95)

_______
(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund incremental (reduced) vehicle and vehicle-related assets.
(C)	Primarily related to acquisitions of Maggiore Group, our licensee in Scandinavia, and the remaining 50% interest in our licensee in Brazil.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Six Months Ended June 30, 2015
Free Cash Flow (per above)	$211
Investing activities of vehicle programs	3,420
Financing activities of vehicle programs	(2,654)
Capital expenditures	81
Proceeds received on asset sales	(6)
Change in restricted cash	—
Acquisition-related payments	(17)
Transaction-related payments	(8)
Net Cash Provided by Operating Activities (per above)	$1,027

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income before income taxes can be found on Table 1 and a reconciliation of income before income taxes to net income can be found on Table 2.

Certain Items
The accompanying press release and tables present income before income taxes, net income and diluted earnings per share for the three and six months ended June 30, 2015 and 2014, excluding certain items. We believe that these measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring expense, transaction-related costs, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three and six months ended June 30, 2015 and 2014.

Reconciliations of Adjusted EBITDA and our results excluding certain items to income before income taxes, net income and diluted earnings per share are as follows:

		Three Months Ended June,
Reconciliation of Adjusted EBITDA to income before income taxes:		2015	2014

	Adjusted EBITDA	$227	$213

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	40	36
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	45	55
	Income before income taxes, excluding certain items	142	122

	Less certain items:
	Early extinguishment of debt	23	56
	Transaction-related costs	18	8
	Acquisition-related amortization expense	16	9
	Restructuring expense	3	1
	Income before income taxes	$82	$48

Reconciliation of net income, excluding certain items to net income:

	Net income, excluding certain items	$90	$74
	Less certain items, net of tax:
	Early extinguishment of debt	14	34
	Transaction-related costs	18	8
	Acquisition-related amortization expense	10	5
	Restructuring expense	3	1
	Resolution of a prior-year income tax matter	(98)	—
	Net income	$143	$26

	Earnings per share, excluding certain items (diluted)	$0.84	$0.68

	Earnings per share (diluted)	$1.34	$0.24

	Shares used to calculate earnings per share, excluding certain items (diluted)	106.7	111.0

		Six Months Ended June 30,
Reconciliation of Adjusted EBITDA to income before income taxes:		2015	2014

	Adjusted EBITDA	$344	$330

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	79	71
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	97	111
	Income before income taxes, excluding certain items	168	148

	Less certain items:
	Early extinguishment of debt	23	56
	Transaction-related costs	49	16
	Acquisition-related amortization expense	26	15
	Restructuring expense	4	8
	Income before income taxes	$66	$53

Reconciliation of net income, excluding certain items to net income:

	Net income, excluding certain items	$109	$93
	Less certain items, net of tax:
	Early extinguishment of debt	14	34
	Transaction-related costs	39	14
	Acquisition-related amortization expense	17	10
	Restructuring expense	3	5
	Resolution of a prior-year income tax matter	(98)	—
	Net income	$134	$30

	Earnings per share, excluding certain items (diluted)	$1.01	$0.84

	Earnings per share (diluted)	$1.25	$0.28

	Shares used to calculate earnings per share, excluding certain items (diluted)	107.1	111.8

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.